Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

UNITE ACQUISITION 1 CORP., a Delaware corporation,

ADAPTIN ACQUISITION CO., a Delaware corporation

and

ADAPTIN BIO, INC., a Delaware corporation

February 11, 2025

i

3.8	Financial Statements	17
3.9	Absence of Certain Changes	18
3.10	Undisclosed Liabilities	18
3.11	Off-Balance Sheet Arrangements	18
3.12	Tax Matters	19
3.13	Assets	20
3.14	Real Property	20
3.15	Contracts	20
3.16	Powers of Attorney	20
3.17	Insurance	20
3.18	Litigation	20
3.19	Employees	21
3.20	Employee Benefits	21
3.21	Environmental Matters	21
3.22	Permits	22
3.23	Certain Business Relationships with Affiliates	22
3.24	Tax-Free Reorganization	22
3.25	Brokers’ Fees	24
3.26	Interested Party Transactions	24
3.27	Accountants	24
3.28	Minute Books	24
3.29	Board Action	24
3.30	Intellectual Property	24
3.31	Investment Company	24
3.32	Foreign Corrupt Practices Act	25
3.33	No Integrated Offering	25
3.34	No General Solicitation	25
3.35	Application of Takeover Provisions	25
3.36	No Other Representations	25

ARTICLE IV.	COVENANTS	26

4.1	Conduct of the Business Prior to Closing; Closing Efforts	26
4.2	Governmental and Third-Party Notices and Consents	26
4.3	Super 8-K	26
4.4	Access to Information	26
4.5	Expenses	27
4.6	Indemnification; Insurance	28
4.7	Name	29
4.8	Parent Board; Amendment of Charter Documents; Corporate Policies	29
4.9	Equity Plans	29
4.10	Information Provided to Stockholders	30
4.11	Securities Exemptions	30
4.12	Parent Auditor Letter	30
4.13	Private Placement	30
4.14	Failure to Fulfill Conditions	30
4.15	Notification of Certain Matters	30

ii

ARTICLE V.	CONDITIONS TO CONSUMMATION OF MERGER	31

5.1	Conditions to Each Party’s Obligations	31
5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	32
5.3	Conditions to Obligations of the Company	33

ARTICLE VI.	DEFINITIONS	36

7.1	Termination	38
7.2	Effect of Termination	38

ARTICLE VIII.	MISCELLANEOUS	39

8.1	Press Releases and Announcements	39
8.2	No Third Party Beneficiaries	39
8.3	Entire Agreement	39
8.4	Succession and Assignment	39
8.5	Counterparts and Facsimile Signature	39
8.6	Headings	40
8.7	Notices	40
8.8	Governing Law	40
8.9	Amendments and Waivers	41
8.10	Severability	41
8.11	Submission to Jurisdiction	41
8.12	WAIVER OF JURY TRIAL	41
8.13	Remedies; Specific Performance	42
8.14	Survival	42
8.15	Construction	42

EXHIBITS

Exhibit A	Amended and Restated Certificate of Incorporation of the Parent
Exhibit B	Amended and Restated Bylaws of the Parent
Exhibit C	Form of Pre-Merger Indemnity Agreement
Exhibit D	Form of Lucius Advisory Services Agreement
Exhibit E	Form of Certificate of Merger

SCHEDULES

Schedule 1.5(a)	Conversion Ratios
Schedule 2	Company Knowledge Persons
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 4.6(c)	Parent Indemnified Executives
Schedule 5.1(c)	Terminated Agreements
Schedule 5.2(a)	Company Closing Consents
Schedule 5.3(b)	Parent Closing Consents

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

INTRODUCTION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of February 11, 2025, by and among UNITE ACQUISITION 1 CORP., a Delaware corporation (the “Parent”), ADAPTIN ACQUISITION CO., a Delaware corporation (the “Acquisition Subsidiary”), and ADAPTIN BIO, INC., a Delaware corporation (the “Company”). The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, the Parties to this Agreement intend to effect a merger of the Acquisition Subsidiary, a wholly owned subsidiary of the Parent, with and into the Company, with the Company remaining as the surviving entity and wholly-owned subsidiary of the Parent after the merger (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”), whereby the stockholders of the Company as of immediately prior to the Effective Time (“Company Stockholders”) who are accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (“Securities Act”) will receive shares of Parent’s common stock, par value $0.0001 per share (the “Parent Common Stock”) in exchange for their capital stock of the Company;

WHEREAS, the board of directors of the Company, after considering the terms and conditions of this Agreement and the transactions contemplated hereby, has unanimously, unconditionally and irrevocably (i) determined that this Agreement and transactions contemplated hereby are in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable the Merger, this Agreement and the consummation of the transactions contemplated hereby, (iii) directed that this Agreement be submitted for approval to the Company Stockholders, and (iv) resolved to recommend the approval and adoption of this Agreement by the Company Stockholders; and

WHEREAS, the board of directors of each of the Parent and Acquisition Subsidiary, and the Parent, in its capacity as the sole stockholder of Acquisition Subsidiary, have unanimously, unconditionally and irrevocably approved and consented to the Merger, the execution by the Parent and Acquisition Subsidiary of this Agreement, and the consummation of the transactions contemplated hereby; and

WHEREAS, contemporaneously with the Merger, the Parent will complete a private placement offering (the “Private Placement Offering”) of a minimum of 795,455 Units of Parent’s securities, each “Unit” consisting of (i) one share of Parent Common Stock, (ii) a warrant to purchase one share of Parent Common Stock, exercisable from issuance until one year after the final closing of the Private Placement Offering at an exercise price of $4.40 per share, and (iii) a warrant, to purchase one-half share of Parent Common Stock, exercisable from issuance until five years after the final closing of the Private Placement Offering at an exercise price of $6.60 per whole share, at a purchase price of $4.40 per Unit (the “Purchase Price”), upon the terms and subject to the conditions of subscription agreements in a form reasonably acceptable to the Parent and the Company; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the Parties, certain stockholders of the Parent prior to the Merger have entered into binding share cancellation agreements with the Parent (the “Share Cancellation Agreements”), pursuant to which an aggregate of 1,750,000 shares of Parent Common Stock (the “Cancelled Shares”) will be cancelled immediately prior to the Effective Time contingent upon the effectiveness of the Merger; and

WHEREAS, for U.S. federal and applicable state and local tax purposes, the Parties intend for the Merger to qualify as a transaction described in Section 351(a) of the Code, and also as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement to constitute a “plan of reorganization” within the meaning of the regulations promulgated under the Code by the U.S. Department of the Treasury (the “Treasury Regulations”), specifically Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”);

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, agree as follows:

ARTICLE I. THE MERGER

1.1 The Merger.

(a) Upon and subject to the terms and conditions set forth in this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and will continue as the wholly owned subsidiary of the Parent.

(b) On the Closing Date (as defined below), the Parties shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit E (the “Certificate of Merger”) with the Secretary of State of Delaware in accordance with the DGCL. The Merger will become effective when the Certificate of Merger becomes effective with the Secretary of State of the State of Delaware (the “Effective Time”).

(c) The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL including, without limiting the generality of the foregoing and subject thereto and except as otherwise provided herein, (i) all the property, rights, privileges, powers and franchises of the Company and the Acquisition Subsidiary will be vested in the Surviving Corporation, without reservation or impairment, without further action or deed, and without any conveyance, transfer or assignment having occurred and (ii) the Surviving Corporation will have all debts, liabilities and duties of the Company and Acquisition Subsidiary.

(d) The Parties shall each use their respective best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or the Acquisition Subsidiary, the officers of the Surviving Corporation are fully authorized in the name of Parent, the Company and Acquisition Subsidiary or otherwise to take, and shall take, all such lawful and necessary action.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents, on such mutually agreeable date as soon as practicable (and in any event not later than three Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in ARTICLE V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 5.1 and 5.2;

(b) the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent and/or Acquisition Subsidiary pursuant to Sections 5.1 and 5.3; and

(c) the Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

1.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation or Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or Parent, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation, Parent and its officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Company, Parent or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, Parent or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, Parent or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5 Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities the Merger will be effected in accordance with the following terms:

(a) Each share of capital stock of the Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the stock of the Surviving Corporation issued pursuant to such conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

(b) Each share of the Company’s common stock held by the Company (or held in the Company’s treasury) or held by the Parent or Acquisition Subsidiary immediately prior to the Effective Time (such shares the “Excluded Shares”) will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c) Subject to Section 1.5(b) and Section 1.6, at the Effective Time, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time (the “Company Shares” which shall not include, for the avoidance of doubt, the Excluded Shares) other than Dissenting Shares (as defined below), shall be converted into and represent the right to receive such number of shares of Parent Common Stock as is equal to the aggregate number of Company Shares (including any Dissenting Shares) multiplied by the “Conversion Ratio” for that class or series set forth on Schedule 1.5(a) hereto, rounded up to the nearest whole share. The shares of Parent Common Stock into which the Company Shares are converted pursuant to this Section shall be referred to herein as the “Merger Shares.” The Merger Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Shares occurring or having a record date on or after the date hereof and prior to the Effective Time.

(d) After the Effective Time, the Parent shall issue to each Company Stockholder entitled to a portion of the Merger Shares pursuant to Section 1.5(a) and who shall have delivered a certificate representing the Company Shares that were owned by such Company Stockholder immediately prior to the Effective Time (the “Company Shares Certificates”) such Company Stockholder’s portion of the Merger Shares and deliver or cause to be delivered certificates (which, for all purposes in this Agreement, may be in book entry form) representing such Merger Shares (the “Merger Share Certificates”). If any Company Shares Certificate shall have been lost, stolen or destroyed, the Parent may, in its sole discretion and as a condition to the issuance of any certificates representing Merger Shares, require the owner of such lost, stolen or destroyed Company Shares Certificate to provide an appropriate affidavit with respect to such Company Shares Certificate (without the requirement to post a bond). The Parent shall issue each Company Stockholder’s portion of the Merger Shares and Merger Shares Certificates within three (3) Business Days or receiving such Stockholder’s Company Shares Certificates.

1.6 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which such Company Stockholder properly demands dissenters’ rights pursuant to, and who comply in all respects with, the provisions of Section 262 of the DGCL and the Company’s by-laws, and who have not effectively withdrawn or forfeited such rights prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock as set forth in Section 1.5(c), but instead such Company Stockholders will be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL unless and until such Company Stockholder’s right to appraisal shall have ceased in accordance with the DGCL and the Company’s by-laws. Beginning at the Effective Time, Dissenting Shares will cease to exist, and except as otherwise provided by applicable Law, each holder of Dissenting Shares will cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL. Notwithstanding the foregoing, if any Company Stockholder fails to validly perfect, or forfeits or withdraws his, her or its right to appraisal of Dissenting Shares under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to relief provided by Section 262 of the DGCL, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5(c), and (ii) promptly following the occurrence of such event and, if requested by the Parent, the proper surrender of such person’s Company Shares Certificate, the Parent shall issue the portion of the Merger Shares to which such Company Stockholder is entitled pursuant to Section 1.5(c) and issue a Merger Shares Certificate representing such Merger Shares.

(b) The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands unless required by the court of the State of Delaware having jurisdiction thereof.

1.7 Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders on the surrender for exchange of Company Shares, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. No payment shall be made with respect to any fractional Merger Shares to which the holder would otherwise be entitled, and the number thereof shall be rounded up to the nearest whole share.

1.8 Reserved.

1.9 Directors and Officers.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition Subsidiary, the Company or the holders of any shares of capital stock of any of the foregoing, the directors and officers of the Company as of immediately prior to the Effective Time or such other persons as are designated by the Company shall be the directors and officers of the Surviving Corporation, each to hold office until the earlier of his or her resignation or removal or until his or her respective successors are duly appointed and qualified, as the case may be, and the Surviving Corporation and the Parent shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.9.

(b) At or prior to the Closing, the Board of Directors of Parent shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following actions, to be effective upon the Effective Time: (i) elect to the Board of Directors of Parent those persons set forth in Section 5.3(j); (ii) appoint as the officers of Parent those persons set forth in Section 5.3(j), or, in either case with regard to clauses (i) and (ii), such other persons designated by the Company (including any replacement for a director of the Company immediately prior to the Closing who is either unwilling or unable to serve as a director of the Parent upon the Effective Time); and (iii) appoint such persons set forth in (ii) as an “officer” within the meaning of Section 16 and Rule 16a-1(f) under the Exchange Act and as an “executive officer” within the meaning of Item 401(b) of Regulation S-K, Rule 405 promulgated under the Securities Act and Rule 3b-7 promulgated under the Exchange Act. All of the persons serving as directors of the Parent immediately prior to the Closing shall resign effective upon the election of the new directors, and all of the persons serving as officers of the Parent immediately prior to the Closing shall resign effective upon the appointment of the new officers, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act. Subject to applicable law, the Parent, with the assistance of the Company, has taken or shall take all action reasonably requested by the Company, but consistent with the certificate of incorporation and bylaws of the Parent, that is reasonably necessary to effect any such election or appointment of the designees of the Company to the Parent’s Board of Directors, including mailing to the Parent’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder at least 10 days prior to the Effective Time.

(c) The provisions of this Section 1.9 are in addition to and shall not limit any rights which the Company or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of the Parent as a matter of law with respect to the election of directors or otherwise. The newly-appointed directors and officers of the Parent shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Parent and applicable law.

1.10 Certificate of Incorporation and Bylaws. The Surviving Corporation or the Parent may make any necessary filings in the State of Delaware as shall be necessary or appropriate to effectuate or carry out fully the purpose of this Section 1.10:

(a) the certificate of incorporation of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation;

(b) the bylaws of the Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed;

(c) the certificate of incorporation of the Parent will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended and restated, will be the certificate of incorporation of the Parent until thereafter amended as provided by Delaware Law and such certificate of incorporation; and

(d) the bylaws of the Parent will be amended and restated at the Effective Time to read in its entirety as set forth on Exhibit B hereto, and, as so amended and restated, will be the bylaws of the Parent until thereafter amended as provided by Delaware law and the Parent’s certificate of incorporation.

1.11 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Company Shares, certificated or uncertificated, shall cease to have any rights with respect thereto, except as provided herein or by applicable Law, other than the right to receive Parent Common Stock in connection with the Merger.

1.12 Closing of Transfer Books. On the Business Day immediately preceding the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Company Shares Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5, subject to the provisions hereof and applicable Law in the case of Dissenting Shares.

1.13 Exemption from Registration; Rule 144.

(a) The Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5, will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder and that any recipient of such shares of Parent Common Stock shall be an “accredited investor” as such term is defined in Regulation D. In addition, the Parent and the Company intend that the deemed offer and sale of Parent Common Stock to any stockholder of Parent prior to the Merger under Rule 145a under the Securities Act will be exempt from registration under the Securities Act by reason of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated by the SEC thereunder and that each holder of such shares of Parent Common Stock shall be an “accredited investor” as such term is defined in Regulation D. The shares of Parent Common Stock to be issued pursuant to Section 1.5 hereof will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (A) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (B) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws; and the certificates (or book-entry security entitlements) representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the books of the Parent or its transfer agent to that effect.

(b) The Parent is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company acknowledges that pursuant to Rule 144(i), securities issued by a former shell company (such as the Merger Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the Parent (i) is no longer a shell company; and (ii) has filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates or book entry positions for the Merger Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.

(c) Notwithstanding Section 1.13(a) and (b) hereto, the Parent has entered into that certain Registration Rights Agreement, on or about the date hereof, by and among the Parent, the Purchasers (as defined therein), the persons or entities holding Pre-Merger Warrants (as defined therein), the persons or entities holding Note Conversion Shares (as defined therein), the persons or entities holding Placement Agent Warrants (each as defined therein), and the persons or entities holding Registrable Pre-Merger Shares (as defined therein) (the “Registration Rights Agreement”), pursuant to which the Parent will file, subject to customary exceptions and the other terms and conditions provided therein, a registration statement with the SEC, covering the Registrable Securities (as defined therein).

1.14 Certain Tax Matters. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each of the Parties shall use its reasonable best efforts to cause the transactions contemplated hereby to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries and Affiliates not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code (or analogous provisions of state, local or other Tax Laws), shall report (including, without limitation, on all applicable United States, state, local or foreign government reports, returns, declarations, statements, or other information required to be supplied to a taxing authority, or submitted to a third party pursuant to Tax Laws, in connection with Taxes (collectively, “Tax Returns”) and in connection with any Tax audit), for all Tax purposes, the transactions contemplated hereby in accordance with the Intended Tax Treatment. For purposes of this Agreement, “Tax” or “Taxes” means any and all taxes or levies or other similar assessments or liabilities in the nature of a tax, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

1.15 Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or transferrable pursuant to this Agreement such amounts as are required to be deduced and withheld under applicable Tax Laws. If Parent determines that an amount is required to be deducted or withheld (other than for any payments treated as compensation for or with respect to employment under applicable Tax Law), Parent shall provide the person with respect to which the deduction or withholding is to be made with (a) reasonable advance notice of the intent to withhold, (b) sufficient opportunity to provide any forms or other documentation, and otherwise cooperation with such person to take such other steps, in order to reduce or eliminate such deduction or withholding, and (c) a statement in reasonable detail of the reasons Parent believes such withholding is required under applicable Laws. To the extent that amounts are so withheld and timely remitted to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

1.16 Debt Payoff. At the first closing of the Private Placement Offering, the Parent shall cause to be paid from the gross proceeds thereof to the Debt Holder (as defined below) the amount specified in the Payoff Letter.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this ARTICLE II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in separate schedules corresponding to the numbered and lettered paragraphs contained in this ARTICLE II; and to the extent that it is reasonably apparent from the context of any disclosure that such disclosure also applies to any other numbered paragraph contained in this ARTICLE II, such disclosure shall qualify such other corresponding numbered paragraph in this ARTICLE II. For purposes of this ARTICLE II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any of the individuals identified on Schedule 2 as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of officers, directors and key employees of the Company and the accountants and attorneys of the Company.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its by-laws, as amended to date, or under any Material Contract (as defined below), except where such default or violation would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any effect that either alone or in combination with any other effect has a material adverse effect on (i) the assets, business, financial condition or results of operations of the Company and the Company Subsidiaries (as defined below), taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (a) conditions generally affecting the industries in which the Company participates or the U.S. or global economy or capital markets as a whole; (b) any failure by the Company or its Subsidiaries to meet internal projections, budgets, or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement, pendency or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or other transactions contemplated hereby; (d) any acts of terrorism, sabotage, military action or war (whether or not declared) or other international or national calamity or any escalation or worsening thereof; (e) earthquakes, hurricanes, tornadoes, floods, epidemics or disease outbreaks or other natural disasters or Acts of God; (f) any changes (after the date of this Agreement) in United States generally accepted accounting principles (“GAAP”), other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions; (g) general financial, credit, capital market or regulatory conditions or any changes therein (provided, however, that such effects do not affect the Company and its Subsidiaries taken as a whole disproportionately as compared to other similarly situated participants in the industry in which the Company operates); (h) any matter disclosed in the Company Disclosure Schedule or the draft Super 8-K (as defined below) provided to Parent on February 11, 2025 (excluding any disclosures (whether contained under the heading “Risk Factors,” in any “forward-looking statements” disclaimer or in any other section) therein to the extent they are predictive or forward-looking in nature); or (i) the taking of any action required by this Agreement, the failure to take any action prohibited by this Agreement, or the taking of any action at the written request or with the prior written consent of the Parent and/or the Acquisition Subsidiary.

2.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (a) 10,000 shares of Company common stock and (b) no shares of preferred stock. As of the date of this Agreement, and without giving effect to the transactions contemplated by this Agreement or any of the other Transaction Documentation, 1,505 shares of Company common stock are issued and outstanding, and no Company Shares are held in the treasury of the Company. As of the date of this Agreement and as of immediately prior to the Effective Time, there are no outstanding options to purchase shares of the Company common stock (“Company Options”). As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be outstanding warrants to purchase Company Shares as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Warrants”). As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be outstanding the promissory notes of the Company that are convertible into shares of the Company’s common stock or preferred stock as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Convertible Notes”). Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) all Company Stockholders, indicating the number and class of the Company’s shares held by each Company Stockholder, (b) all stock option plans and other stock or equity-related plans of the Company (“Company Equity Plans”) and the number of shares of company common stock or preferred stock reserved for future awards thereunder, (c) all outstanding Company Options, indicating (i) the holder thereof, (ii) the number and class of the Company’s shares subject to each Company Option, (iii) the exercise price, date of grant, vesting schedule and expiration date for each Company Option, and (iv) any terms regarding the acceleration of vesting in connection with the transactions contemplated hereby, (d) all outstanding Company Warrants, indicating (i) the holder thereof, (ii) the number of shares of Company common stock or preferred stock subject to each Company Warrant, (iii) the exercise price, date of grant, vesting schedule and expiration date for each Company Warrant, and (iv) any terms regarding the acceleration of vesting in connection with the transactions contemplated hereby, and (e) all outstanding Company Convertible Notes, indicating (i) the holder thereof, (ii) the original and outstanding principal amounts thereof, (iii) the interest rate thereon, (iv) the maturity date thereof, and (v) the conversion price per Company share therein (or the formula for determining such price). All of the issued and outstanding shares of Company capital stock are duly authorized, validly issued, fully paid, nonassessable and, effective as of the Effective Time, subject to Section 2.2 of the Company Disclosure Schedule are free of all preemptive rights and have been issued in accordance with applicable Laws, including but not limited to, the Securities Act. and not in violation of any Security Interests, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right Other than Company Warrants listed in Section 2.2 of the Company Disclosure Schedule, or as contemplated by the Private Placement Offering, there are no outstanding or authorized options, warrants, phantom stock or similar rights, securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any shares of Company common stock or preferred stock, or pursuant to which any outstanding shares of Company common stock or preferred stock is subject to vesting. Other than as listed in Section 2.2 of the Company Disclosure Schedule or as contemplated by this Agreement or the Private Placement Offering, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co- sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of Company common stock or preferred stock were issued in compliance with applicable securities Laws.

2.3 Authorization of Transaction. Subject to the receipt of the Company Consents (as defined below), the Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Transaction Documentation to which it is a party, and, subject to the adoption of this Agreement and (a) the approval of the Merger by the vote of Company Stockholders required by the DGCL and the Company’s by-laws, (b) any required vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the final and temporary regulations promulgated under the Code by the United States Department of the Treasury, and (c) the approvals and waivers set forth in Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming it is a valid and binding obligation of the Parent and the Acquisition Subsidiary, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar Laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of Law or a court of equity.

2.4 Non-contravention. Subject to the receipt of Company Consents and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, neither the execution and delivery by the Company of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the certificate of incorporation or the by-laws of the Company, each as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals as to which the failure to obtain or make the same would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (c) except as set forth in Section 2.4 of the Company Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract, except, in the case of the foregoing clause (c), for any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect or any notice, consent or waiver the absence of which would not reasonably be expected to have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest upon any material assets of the Company or (e) violate any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws, in each case issued or imposed by a Governmental Entity (collectively, “Laws”) applicable to the Company, except, in the case of the foregoing clause (e), such violations that would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar Security Interests, (ii) Security Interests arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) Security Interests on goods in transit incurred pursuant to documentary letters of credit, (iv) Security Interests for current Taxes not yet due and payable, and (v) restrictions pursuant to applicable securities Laws, in each case arising in the Ordinary Course of Business (as defined below) of the subject person or entity and not material to the subject person or entity, taken as a whole. For purposes of this Agreement, “Ordinary Course of Business” means the ordinary course of such person’s business, consistent with past practice (including with respect to frequency and amount).

2.5 Subsidiaries.

(a) Section 2.5(a) of the Company Disclosure Schedule sets forth: (i) the name of each Company Subsidiary; (ii) the number and type of outstanding equity securities of each Company Subsidiary and a list of the holders thereof; and (iii) the jurisdiction of organization of each Company Subsidiary. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein; a “Company Subsidiary” is a Subsidiary of the Company.

(b) Each Company Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Company Subsidiary is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. No Company Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Company Subsidiary (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) are held of record and beneficially by either the Company or any other Company Subsidiary and (iii) are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or other applicable securities Laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Company Subsidiary.

(c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Company Subsidiary.

2.6 Compliance with Laws. The Company:

(a) and the conduct and operations of its business, are in compliance with each Law applicable to the Company or any of its properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) has complied with all federal and state securities Laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation; and

(d) is not and has not, and to the knowledge of the Company, the officers and directors of the Company are not and have not in their capacity as an officer or director of the Company, as applicable, been the subject of any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities Laws (in the case of an individual, that is described in Item 401(f)(1)-(3) of SEC Regulation S-K).

2.7 Financial Statements. The Company has provided or made available to the Parent: (a) the audited balance sheet of the Company at December 31, 2023, and the related statements of operations and cash flows for the years ended December 31, 2023 and 2022 (collectively, the “Company Financial Statements”) and its unaudited balance sheet (the “Company Balance Sheet”) as of September 30, 2024 (the “Company Balance Sheet Date”), and the related unaudited statements of operations and cash flows of the Company for the nine-month period then ended (the “Company Interim Statements”). The Company Financial Statements and the Company Interim Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except in each case as described in the notes thereto), and fairly present in all material respects the financial condition, results of operations and (to the extent applicable) cash flows of the Company as of the respective dates thereof and for the periods referred to therein and comply as to form in all material respects with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements and Company Interim Statements in the Parent’s filings with the SEC as required by the Exchange Act.

2.8 Absence of Certain Changes. Since the Company Balance Sheet Date, to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

2.9 Undisclosed Liabilities. To the knowledge of the Company, except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheet, (b) liabilities not exceeding $100,000 in the aggregate that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet, and (d) liabilities under this Agreement or reasonably incurred in connection with the negotiation and execution of this Agreement.

2.10 Contracts. (a) Each Material Contract (as defined below) of the Company is a legal, valid, binding and enforceable obligation of the Company and in full force and effect, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity whether applied in a court of Law or a court of equity, (b) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Material Contract, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (c) no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company of such Material Contract, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect, and, to the knowledge of the Company, no such event has occurred, is pending or is threatened with respect to any other contracting party to a Material Contract which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by such other party of such Material Contract, except for any breach, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 2.10, a “Material Contract” is a material contract as defined by Item 601(b)(10) of Regulation S-K.

2.11 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or, to the Company’s knowledge, threatened against the Company in writing which (a) seeks either damages in excess of $250,000 individually or $1,000,000 in the aggregate, (b) if determined adversely to the Company, would have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or (c) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.12 Brokers’ Fees. Other than as set forth on Section 2.12 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.13 Books and Records. The Company has made available to Parent its minute books and other similar records of the Company, which, to the Company’s knowledge, include records, which records are complete and accurate in all material respects, of meetings of the Company Stockholders, board of directors or any committees thereof and written consents executed in lieu of the holding of any such meetings.

2.14 Schedule 14_F-1. The Company has supplied the Parent all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1, and such information is true, correct and complete in all material respects.

2.15 No Other Representations. The representations and warranties contained in this ARTICLE II are the only representations and warranties made by the Company. The Company disclaims any and all other representations and warranties other than those contained in this ARTICLE II, whether express or implied. The Company hereby expressly disclaims any such other representation or warranty, whether by the Company, or any of its representatives or any other person, notwithstanding the delivery or disclosure to Parent, Acquisition Subsidiary or any other person of any documentation or other written or oral information by the Company or any of its representatives.

2.16 Independent Investigation; Disclaimer of Other Representations. The Company acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Parent and the Acquisition Subsidiary set forth in ARTICLE III of this Agreement (and as qualified by the Parent Disclosure Schedule), (b) the express representations and warranties made by the Parent and the Acquisition Subsidiary in ARTICLE III of this Agreement (and as qualified by the Parent Disclosure Schedule) are the exclusive representations and warranties made by the Parent and Acquisition Subsidiary with respect to the Parent and Acquisition Subsidiary or the subject matter of this Agreement, and (c) no other Person has made any representation or warranty as to the Parent or the Acquisition Subsidiary, except for those representations and warranties made by the Parent and Acquisition Subsidiary as expressly set forth in ARTICLE III of this Agreement (and as qualified by the Parent Disclosure Schedule). The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges that the Parent and Acquisition Subsidiary and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person. Except for the representations and warranties of the Parent and Acquisition Subsidiary set forth in ARTICLE III (and as qualified by the Parent Disclosure Schedule), neither the Parent nor the Acquisition Subsidiary is, directly or indirectly, and no other Person on behalf of the either the Parent or the Acquisition Subsidiary is, making, and the Company specifically disclaims that it is relying on, any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Parent or the Acquisition Subsidiary made, communicated or furnished (orally or in writing) to the Company or its representatives (including any opinion, information, projection or advice in any management presentation), and the Parent and Acquisition Subsidiary disclaims any and all liability and responsibility for any such information and statements.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY

Each of the Parent and the Acquisition Subsidiary represents and warrants to the Company, jointly and severally, that the statements contained in this ARTICLE III are true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in separate schedules corresponding to the numbered and lettered paragraphs contained in this ARTICLE III; and to the extent that it is reasonably apparent from the context of any disclosure that such disclosure also applies to any other numbered paragraph contained in this ARTICLE III, such disclosure shall qualify such other corresponding numbered paragraph in this ARTICLE III. For purposes of this ARTICLE III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of any director or executive officer of the Parent as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of officers, directors and key employees of the Parent and the accountants and attorneys of the Parent.

3.1 Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Parent is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its certificate of incorporation and by-laws, each as amended to date. Neither the Parent nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate of incorporation, as amended to date, its by-laws, as amended to date, or any mortgage, indenture, lease, license or any other agreement or instrument referred to in Sections 3.15 or 3.16, except where such default or violation would not reasonably be expected to have a Parent Material Adverse Effect. The Parent is a “shell company,” formed as a vehicle to pursue a business combination and has no current or historical operations and only nominal assets. For purposes of this Agreement, “Parent Material Adverse Effect” means any effect that either alone or in combination with any other effect has a material adverse effect on (i) the assets, business, financial condition, or results of operations of the Parent and its Subsidiaries, taken as a whole or (ii) the ability of the Parent or the Acquisition Subsidiary to consummate the transactions contemplated by this Agreement; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (a) conditions generally affecting the industries in which the Parent participates or the U.S. or global economy or capital markets as a whole; (b) any failure by the Parent or its Subsidiaries to meet internal projections, budgets or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement, pendency or or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or other transactions contemplated hereby; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement, the failure to take any action prohibited by this Agreement, or the taking of any action at the written request or with the prior written consent of the Parent and/or the Acquisition Subsidiary.

3.2 Capitalization. As of immediately prior to the Effective Time, after giving effect to the surrender and cancellation of the Cancelled Shares, but prior to giving effect to the issuance of the Merger Shares or the shares to be issued in the Private Placement Offering, the authorized capital stock of the Parent will consist of 50,000,000 shares of Parent Common Stock, $0.0001 par value per share, of which 3,250,000 shares will be issued and outstanding (the “Pre-Merger Shares”), and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares will be outstanding. Section 3.2 of the Parent Disclosure Schedule sets forth a complete and accurate list of all stockholders of the Parent, indicating the number and class of Pre-Merger Shares held by each stockholder. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive, anti-dilution and similar rights and have been issued in accordance with applicable Laws, including, but not limited to, the Securities Act, and not in violation of any Security Interests, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except in connection with the Private Placement Offering, as expressly contemplated by the Transaction Documentation, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except in connection with the Private Placement Offering or as contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co- sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities Laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and Security Interests and will be issued in compliance with applicable federal and state securities Laws and not in violation of any Security Interests, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right.

3.3 Authorization of Transaction. Each of the Parent and the Acquisition Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and the agreements and documents contemplated hereby (collectively, the “Transaction Documentation”) to which it is a party, and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary, respectively. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent or the Acquisition Subsidiary, as the case may be, and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Parent or the Acquisition Subsidiary, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar Laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of Law or a court of equity.

3.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Parent or the Acquisition Subsidiary, as the case may be, of this Agreement or the Transaction Documentation to which it is a party, nor the consummation by the Parent or the Acquisition Subsidiary, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent or the Acquisition Subsidiary, as the case may be, in each case as amended to date, (b) require on the part of the Parent or the Acquisition Subsidiary, as the case may be, any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than filing of Form D with the SEC and any applicable state securities filings with respect to the offering of the Merger Shares, which will be completed by Parent following the Effective Time in compliance with applicable Laws, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except, in the case of the foregoing clauses (b) and (c), for (i) any conflict, breach, default, failure, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or (e) violate any Laws applicable to the Parent or the Acquisition Subsidiary, except, in the case of the foregoing clause (e), such violations that would not reasonably be expected to have a Parent Material Adverse Effect.

3.5 Subsidiaries.

(a) The Parent has no Subsidiaries, nor does it have any direct or indirect interest in any Subsidiary, other than the Acquisition Subsidiary. The Acquisition Subsidiary is a corporation duly organized, validly existing and in corporate and Tax good standing under the Laws of the jurisdiction of its organization. The Acquisition Subsidiary was formed solely to effectuate the Merger, and has not conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary. The Acquisition Subsidiary has no assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent or the Acquisition Subsidiary (except as contemplated by this Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.

(b) At all times from January 30, 2025 (inception) through the date of this Agreement, the business and operations of the Acquisition Subsidiary have been conducted exclusively through the Parent.

(c) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

3.6 SEC Reports and Prior Registration Statement Matters. Since the filing of the Parent’s Registration Statement on Form 10 on August 10, 2023 (the “Parent Form 10”), the Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) all reports, forms and documents that it was required to file with the SEC pursuant to the Exchange Act (together with the Parent Form 10, the “Parent Previous Filings”). The Parent shall notify the Company immediately and in writing of the filing of any additional forms, reports or documents with the SEC by the Parent after the date hereof and prior to the Effective Time, provided that Company is aware that the Parent will timely file a Form 8-K Current Report with respect to the execution and delivery of this Agreement (together with the Parent Previous Filings, the “Parent SEC Filings”). The Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the SEC’s EDGAR system, and the Company may rely upon, all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (ii) Section 906 of the Sarbanes Oxley Act of 2002 with respect to any documents filed with the SEC. The Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Parent SEC Filings complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent SEC Filings. As of their respective dates, the Parent SEC Filings, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Parent is required to file or furnish any forms, reports or other documents with the SEC. No order suspending the effectiveness of any registration statement of the Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to the Parent’s knowledge after reasonable inquiry, no proceedings for that purpose have been initiated or threatened by the SEC. Since the most recent filing of such certifications and statements, there have been no significant changes in the Parent’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures. The Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Parent, including its Subsidiaries, is made known to the principal executive officer and the principal financial officer.

3.7 Compliance with Laws. Each of the Parent and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance in all material respects with each Law applicable to the Parent, any Subsidiary of the Parent or any of their properties or assets;

(b) has complied with all federal and state securities Laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past three years, the subject of any threat of material litigation;

(d) is not and has not, and the past and present officers, directors and Affiliates of the Parent are not and have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities Laws (in the case of an individual, that is described in Item 401(f)(1)-(3) of SEC Regulation S-K);

(e) except as set forth in Section 3.7(e) of the Parent Disclosure Schedule, does not and will not at the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(f) is not a “blank check company” as such term is defined by Rule 419 of the Securities Act, except for Parent which is a “blank check company.”

3.8 Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent SEC Filings (collectively, the “Parent Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (c) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (d) are consistent in all material respects with the books and records of the Parent. There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

3.9 Absence of Certain Changes. Since the date of the most recent balance sheet contained in a Parent SEC Filing, Parent has conducted its business only in the ordinary course consistent with past practice, and there has not occurred or been entered into, as the case may be, any (a) event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect, (b) event that would reasonably be expected to prevent or materially delay the performance of the Parent’s obligations pursuant to this Agreement, (c) material change by the Parent in its accounting methods, principles or practices, (d) declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of the Parent or any redemption, purchase or other acquisition of any of the Parent’s securities, (e) increase in the compensation or benefits payable or to become payable to any officers or directors of the Parent or the Acquisition Subsidiary or establishment or modification of any compensatory plan of the Parent, (f) issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Parent, (g) amendment to the certificate of incorporation or bylaws of the Parent, (h) capital expenditures by the Parent, purchase, sale, assignment or transfer of any material assets by the Parent, mortgage, pledge or existence of any Security Interest, lien, encumbrance or charge on any material assets or properties, tangible or intangible of the Parent, except for liens for Taxes not yet due, or any cancellation, compromise, release or waiver by the Parent of any rights of material value or any material debts or claims, (i) incurrence by the Parent of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the Ordinary Course of Business (which liabilities are not material, individually or in the aggregate), (j) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Parent, (k) entry by the Parent into any agreement, contract, lease or license, (l) acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which the Parent is a party or by which it is bound, (m) entry by the Parent into any loan or other transaction with any officers, directors or employees of the Parent, (n) charitable or other capital contribution by the Parent or pledge therefore, (o) entry by the Parent into any transaction of a material nature, or (p) negotiation or agreement by the Parent to do any of the things described in the preceding clauses (a) through (o), other than activities in connection with the transactions contemplated by this Agreement.

3.10 Undisclosed Liabilities. None of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the most recent balance sheet contained a Parent SEC Filing, (b) liabilities which have arisen since the date of the most recent balance sheet contained a Parent SEC Filing in the Ordinary Course of Business which do not exceed $25,000 in the aggregate and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.11 Off-Balance Sheet Arrangements. Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s published financial statements or other Parent SEC Filings.

3.12 Tax Matters.

(a) Each of the Parent and its Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, complete, and accurate in all material respects. The officers of the Parent and its Subsidiaries after the Effective Time shall be responsible for preparing and filing all Tax Returns required to be filed after the Effective Time. Neither the Parent nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the Parent was the common parent. Each of the Parent and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and its Subsidiaries for Tax periods through the date of the balance sheet contained in the most recent Parent SEC Filing do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any of its Subsidiaries has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any of its Subsidiaries during a prior period) other than the Parent and its Subsidiaries. All Taxes that the Parent or any of its Subsidiaries is or was required by Laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or its Subsidiaries.

(b) The Parent has delivered or made available to the Company complete and accurate copies of all federal and state income Tax Returns, Tax examination reports, and statements of Tax deficiencies assessed against or agreed to by the Parent or any of its Subsidiaries since March 10, 2022, which is the date of the Parent’s inception. No examination or audit of any Tax Return of the Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or any of its Subsidiaries was required to file any Tax Return for any Taxes generally or for any particular types of Taxes that was not filed. Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local or foreign Laws); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Laws) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and U.S. Internal Revenue Service (“the “IRS”) Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date; (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Laws); (vii) election made under Section 108(i) of the Code prior to the Closing or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Parent or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after such date.

(d) Neither the Parent nor any of its Subsidiaries has participated in any “listed transaction,” as defined in Section 6706A(c)(2) of the Code and Treasury Regulations Section 1.6011- 4(b)(2).

(e) Neither the Parent nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement that could reasonably be expected to prevent the Merger, together with the Private Placement Offering, from qualifying for the Intended Tax Treatment. To the knowledge of Parent, no facts or circumstances exist that could reasonably be expected to prevent the Merger, together with the Private Placement Offering, from qualifying for the Intended Tax Treatment.

3.13 Assets. Each of the Parent and the Acquisition Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent or the Acquisition Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14 Real Property. Neither the Parent nor any of its Subsidiaries owns, leases or uses any real property, nor have they ever owned, leased or used any real property.

3.15 Contracts. Except for this Agreement, the agreements to be executed by the Parent that are included as exhibits to this Agreement or such agreements that comprise the Transaction Documentation, the agreements filed as exhibits to the Parent SEC Filings, and the agreements set forth on Section 3.15 of the Parent Disclosure Schedule, the Parent is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which is currently in effect. All agreements or commitments set forth on Section 3.15 of the Parent Disclosure Schedule shall either be cancelled or satisfied at the Effective Time except for outstanding liabilities set forth in Section 3.7(e) of the Parent Disclosure Schedule.

3.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or any of its Subsidiaries.

3.17 Insurance. The Parent does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

3.18 Litigation. There is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent and there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving the Parent, the Acquisition Subsidiary, or the Parent’s officers, directors or employees, in their capacities as such, individually or in the aggregate. Neither the Parent nor the Acquisition Subsidiary are party to any inquiry, investigation, order, judgment or decree conducted or issued by any Governmental Entity.

3.19 Employees.

(a) Other than the sole officer of the Parent, the Parent and the Subsidiaries of the Parent have no employees.

(b) Neither the Parent nor any of its Subsidiaries is or ever has been a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the knowledge of the Parent, threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to the service providers of the Parent or any of its Subsidiaries. Each individual providing services to the Parent or any of its Subsidiaries has been properly classified as an employee or a non-employee service provider with respect to each such entity for all purposes under applicable Laws. No current or former employee, consultant or director of the Parent or the Acquisition Subsidiary owes any indebtedness to the Parent, the Acquisition Subsidiary or their Affiliates, nor does the Parent, the Acquisition Subsidiary or their Affiliates owe any indebtedness to any current or former employee, consultant or director of the Parent or the Acquisition Subsidiary other than as set forth in the Payoff Letter.

3.20 Employee Benefits. Neither the Parent nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan (as defined in Section 3(3) of ERISA, whether or not ERISA applies to the arrangement) or multiemployer plan (each capitalized term in this sentence as defined in Section 4001(a)(3) of ERISA). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (a) result in any payment becoming due to any officer, employee, consultant or director of the Parent or the Acquisition Subsidiary, (b) increase or modify any benefits otherwise payable by the Parent or the Acquisition Subsidiary to any employee, consultant or director of the Parent or the Acquisition Subsidiary, or (c) result in the acceleration of time of payment or vesting of any such benefits.

3.21 Environmental Matters.

(a) Each of the Parent and its Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any of its Subsidiaries, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The Parent has no environmental reports, investigations or audits relating to premises currently or previously owned or operated by the Parent or any of its Subsidiaries (whether conducted by or on behalf of the Parent or its Subsidiaries or a third party, and whether done at the initiative of the Parent or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to.

(c) To the knowledge of the Parent, there is no material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any of its Subsidiaries.

(d) For purposes of this Agreement, “Environmental Law” means any Law relating to the environment, including without limitation any Law pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) the reclamation of mines; (viii) health and safety of employees and other persons; and (ix) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any Law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

3.22 Permits. Parent has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), or any other Governmental Entity, and none are necessary to its operations and business.

3.23 Certain Business Relationships with Affiliates. No Affiliate of the Parent or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any of its Subsidiaries, (b) has any claim or cause of action against the Parent or any of its Subsidiaries, or (c) owes any money to, or is owed any money by, the Parent or any of its Subsidiaries except as disclosed in the Parent SEC Filings.

3.24 Tax-Free Reorganization.

(a) The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which the Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the Ordinary Course of Business of the Parent or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(b) The Acquisition Subsidiary is a direct, wholly-owned Subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c) Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(d) Neither the Parent, nor, to the knowledge of the Parent, any person related to the Parent (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) or any person acting as an intermediary for the Parent, has any present plan or intention to reacquire any of the Merger Shares.

(e) The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(f) The Parent conducts no activities other than activities related to (i) maintaining its legal and/or corporate existence and its status as a “shell company” as defined in Rule 12b-2 under the Exchange Act, (ii) holding the capital stock of Acquisition Subsidiary, and (iii) any related accounting, legal, financial, administrative, Tax and other similar activities related to such matters.

(g) The Acquisition Subsidiary does not hold any property and does not have any Tax attributes immediately prior to the Merger, other than a de minimis amount of assets to facilitate its organization or maintain its legal existence and Tax attributes related to holding those assets.

(h) The Parent has not made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1)-year period preceding the Closing Date, except for purchases that are disregarded for such purposes under Treasury Regulations Section 1.1202-2.

(i) As of the date of this Agreement it is the present intention, and as of the day of the Effective Time it will be the present intention, of the Parent to continue, either through the Parent or through a member of the Parent’s “qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and as of the date of the Effective Time, neither the Parent nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) with respect to the Parent has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Merger Shares issued to any holder of Company Shares in connection with the Merger. As of the date of this Agreement and as of the date of the Effective Time, the Parent does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).

3.25 Brokers’ Fees. Except as listed on Section 3.25 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.26 Interested Party Transactions. To the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) (each, an “Affiliate”) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its Subsidiaries any goods or services, or (b) other than as disclosed in the Parent SEC Filings, a beneficial interest in any contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it may be bound or affected. Except as set forth in the Parent SEC Filings, Parent is not indebted to any officer, director or stockholder of the Parent or any “affiliate” or “associate” of any such person (each such person, a “Parent Insider”) (except for reimbursement of ordinary business expenses) and no Parent Insider is indebted to the Parent (except for cash advances for ordinary business expenses), all of which shall be paid or cancelled immediately at or prior to the Effective Time by Parent’s stockholders. Neither the Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its Subsidiaries.

3.27 Accountants. Except for the preparation and filing of the Parent’s corporate Tax Returns, there have been no non-audit services performed by KNAV CPA LLP (the “Parent Auditor”) for the Parent and/or any of its Subsidiaries, and the Parent has not taken any action or failed to take any action that would reasonably be expected to impair the independence of the Parent Auditor. The report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern. During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.

3.28 Minute Books. The minute books and other similar records of the Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

3.29 Board Action. The Parent’s board of directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders, (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent, and (c) adopted this Agreement in accordance with the provisions of the DGCL.

3.30 Intellectual Property. The Parent does not own or license the right to use any patents, copyrights, trademarks, know-how or software, and none are or ever have been necessary for the operation of its business. To the Parent’s knowledge, the Parent is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any person. There are no claims pending or, to the Parent’s knowledge, threatened alleging that the Parent is currently infringing upon or using in an unauthorized manner or violating the intellectual or proprietary rights of any person, and the Parent is unaware of any facts which would form a reasonable basis for any such claim. The Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.

3.31 Investment Company. None of the Parent or Acquisition Subsidiary is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.32 Foreign Corrupt Practices Act. Neither the Parent nor its Subsidiaries, nor to the Parent’s knowledge, any agent or other person acting on behalf of the Parent or its Subsidiaries, has: (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Parent is aware) which is in violation of Law or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.33 No Integrated Offering. Neither Parent nor any Affiliates of Parent, nor any person acting on the behalf of any of the foregoing, has, directly or indirectly, (a) made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of such shares of Parent Common Stock to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority, or (b) made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the shares to be issued in the Private Placement Offering under the Securities Act or cause Private Placement Offering to be integrated with prior offerings by the Parent for purposes of the Securities Act.

3.34 No General Solicitation. Neither the Parent, nor any of its Affiliates, nor, to the knowledge of the Parent, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the shares to be issued in the Private Placement Offering.

3.35 Application of Takeover Provisions. The Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the certificate of incorporation of the Parent or the Laws of the State of Delaware to the transactions contemplated hereby, including the Merger and the Parent’s issuance of shares of Parent Common Stock to the Company Stockholders. The Parent has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of the Parent.

3.36 No Other Representations. The representations and warranties contained in this ARTICLE III are the only representations and warranties made by the Parent and Acquisition Subsidiary. The Parent disclaims any and all other representations and warranties other than those contained in this ARTICLE III, whether express or implied. The Parent hereby expressly disclaims any such other representation or warranty, whether by the Parent, Acquisition Subsidiary, or any of its representatives or any other person, notwithstanding the delivery or disclosure to the Company or any other person of any documentation or other written or oral information by the Parent, Acquisition Subsidiary or any of their respective representatives.

3.37 Independent Investigation; Disclaimer of Other Representations. The Parent and Acquisition Subsidiary have conducted their own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of the Company and acknowledge that they have been provided reasonable access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Parent and Acquisition Subsidiary each acknowledge and agree that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE II of this Agreement (and as qualified by the Company Disclosure Schedule), (b) the express representations and warranties made by the Company in ARTICLE II of this Agreement (and as qualified by the Company Disclosure Schedule) are the exclusive representations and warranties made by the Company with respect to the Company, its business, or its assets or the subject matter of this Agreement, and (c) none of the Company Stockholders or any other Person has made any representation or warranty as to the Company, its business, or its assets or the Company Stockholders, except for those representations and warranties made by the Company as expressly set forth in ARTICLE II of this Agreement (and as qualified by the Company Disclosure Schedule). Each of the Parent and Acquisition Subsidiary specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges that the Company and each Company Stockholder and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person. Except for the representations and warranties of the Company set forth in ARTICLE II (and as qualified by the Company Disclosure Schedule), none of the Company or any Company Stockholder is, directly or indirectly, and no other Person on behalf of the Company is, making, and each of the Parent and Acquisition Subsidiary specifically disclaims that it is relying on, any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company made, communicated or furnished (orally or in writing) to the Parent or its Affiliates or their respective representatives (including any opinion, information, projection or advice in any management presentation), and the Company and each Company Stockholder disclaims any and all liability and responsibility for any such information and statements.

ARTICLE IV. COVENANTS

4.1 Conduct of the Business Prior to Closing; Closing Efforts.

(a) From the date hereof to the earlier of the Closing Date or the termination of this Agreement, the Parent shall not take any of the actions specified in Section 3.9 except (i) as consented to by the Company, (ii) as expressly contemplated by this Agreement or (iii) as required by applicable Laws.

(b) Each of the Parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. The Parent will, following the Effective Time, timely complete all filings with the SEC and individual states required by Regulation D under the Securities Act with respect to the issuance of the Merger Shares and in connection with the Private Placement Offering.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, if any, as are required to be listed in Section 2.4 of the Company Disclosure Schedule.

4.3 Super 8-K. Promptly after the execution of this Agreement, the Parties shall complete a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (including the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby) (the “Super 8-K”). Each of the Company and the Parent shall use its Reasonable Best Efforts to cause the Super 8-K to be filed with the SEC within four Business Days after the Closing of the transactions contemplated by this Agreement and to otherwise comply with all requirements of applicable federal and state securities Laws.

4.4 Access to Information.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall permit representatives of the Parent to have reasonable access (during normal business hours at reasonable times, upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company; except that (i) such investigation will not include the sampling of the soil, groundwater, surface water, indoor or outdoor air, or vapors of the Company’s facilities without the Company’s prior written consent and (ii) the Company shall not be required to disclose any information that would jeopardize attorney-client privilege, contravene any applicable Law, or violate any agreement binding on the Company as of the date of this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, the Parent and Acquisition Subsidiary shall permit representatives of the Company to have reasonable access (during normal business hours at reasonable times, upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Parent or the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Parent or the Acquisition Subsidiary; except that neither the Parent nor Acquisition Subsidiary shall be required to disclose any information that would jeopardize attorney-client privilege, contravene any applicable Law, or violate any agreement binding on the Parent or the Acquisition Subsidiary as of the date of this Agreement.

(c) The Parent and each of its Subsidiaries (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information for any purpose except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company or destroy (at the option of the Company) all embodiments (and destroy all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information concerning the Company, whether furnished to Parent or any of its Subsidiaries before or after the date of this Agreement, together with any and all analyses or other documents prepared by the Parent or any of its Subsidiaries or their respective directors, employees advisors, attorneys, accountants, consultants, subcontractors, or representatives (collectively “Representatives”) which contain or otherwise reflect such information; provided, however, that Company Confidential Information shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent, any of its Subsidiaries or their respective Representatives, (B) which, after disclosure, becomes available publicly through no fault of the Parent, any of its Subsidiaries or their respective Representatives, (C) which the Parent or any of its Subsidiaries knew or to which the Parent or any of its Subsidiaries had access prior to disclosure, as demonstrated by competent evidence, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company, or (D) which the Parent or any of its Subsidiaries rightfully obtains from a source other than the Company, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company. Parent and Acquisition Subsidiary shall be liable for any breach of this Section 4.4 by any of their respective Subsidiaries or Representatives.

(d) The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information for any purpose except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent or destroy (at the option of Parent) all embodiments (and destroy all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information concerning the Parent or any Subsidiary of the Parent that is furnished to the Company by the Parent or its Subsidiaries in connection with this Agreement, whether before or after the date of this Agreement, together with any and all analyses or other documents prepared by the Company or any of its Representatives which contain or reflect such information; provided, however, that Parent Confidential Information shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company or its Representatives, (B) which, after disclosure, becomes available publicly through no fault of the Company or its Representatives, (C) which the Company knew or to which the Company had access prior to disclosure, as demonstrated by competent evidence, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Company rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent. Company shall be liable for any breach of this Section 4.4(d) by any of its Representatives.

4.5 Expenses. The costs and expenses of each Party (including legal fees and expenses of such Party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party that incurred such costs and expenses, unless otherwise agreed to by such Parties, provided, that, the Parties agree that an aggregate of $150,000 of the fees of Sichenzia Ross Ference Carmel LLP related to the transactions contemplated by this Agreement and the Private Placement Offering, plus its reasonable and documented out-of-pocket expenses related to the transactions contemplated by this Agreement and the Private Placement Offering, shall be paid from the gross proceeds of the Private Placement Offering at the first closing thereof.

4.6 Indemnification; Insurance.

(a) The Parent agrees to, and agrees to cause the Surviving Corporation to, take any action necessary to ensure that all rights to indemnification and exculpation now existing in favor of any individual who is currently serving, or has previously served, as a director or officer of the Company as provided in (i) the certificate of incorporation, by-laws, or other governing documents or (ii) any written indemnification agreements to which any current or former officer or director is a party or bound as of the date of this Agreement will survive the Closing and will continue in full force and effect in accordance with their respective terms, except in each case for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b) From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each current and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement or otherwise incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware Law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c) From and after the Effective Time, the Parent agrees that it will take any action necessary to ensure that all rights to indemnification now existing in favor of any individual who is currently serving, or has previously served, as a director or officer of the Parent and that is listed on Schedule 4.6(c) (the “Parent Indemnified Executives”) as provided in (i) the certificate of incorporation, by-laws or other governing documents of Parent or (ii) (a) any written indemnification agreements to which any Parent Indemnified Executive is a party or bound as of the date of this Agreement or (b) the indemnification agreements entered into between the Parent and each Parent Indemnified Executive prior to the Effective Time in the form attached hereto as Exhibit C (collectively, the “Pre-Merger Indemnity Agreement”), will survive the Closing and will continue in full force and effect in accordance with their respective terms, except in each case for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(d) Effective as of 12:01 a.m. on the Closing Date, Parent will purchase or cause the Surviving Corporation to purchase, (“D&O Insurance”) to be effective as of 12:01 a.m. on the Closing Date, director and officer liability insurance covering the directors and officers of the Parent and the Surviving Corporation immediately after the Effective Time, and such D&O Insurance shall include coverage for any acts or omissions that take place on or after the Effective Time, including, without limitation, in connection with the transactions contemplated by this Agreement, and shall be maintained in effect for a period of at least six (6) years following the Effective Time. At the Closing, Parent will also purchase or cause the Surviving Corporation to purchase, to be effective as of 12:01 a.m. on the Closing Date (i) a directors’ and officers’ liability insurance “tail policy” to the policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement with a claims period of six (6) years following the Effective Time, and on terms and conditions no less favorable to the Indemnified Executives than those in effect under the policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, including, without limitation, in connection with the transactions contemplated by this Agreement (such policy, the “D&O Tail Policy”), (ii) a directors’ and officers’ liability insurance policy or policy endorsement covering the Parent Indemnified Executives with a claims period of six (6) years following the Effective Time, on terms and conditions reasonably satisfactory to the Parent Indemnified Executives with respect to their acts and omissions as directors and officers of Parent occurring prior to the Effective Time (such policy, the “Pre-Merger D&O Policy”) and (iii) “run-off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date of this Agreement by such policies and with terms, conditions, retentions, and limited of liability that are no less advantageous than the coverage provided under the Company’s policies which are in effect as of the date of this Agreement.

(e) The provisions of this Section 4.6 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive and Parent Indemnified Executive, as applicable, and nothing in this Agreement shall affect any indemnification rights that any such person may have under the certificate of incorporation or the by-laws of the Company or the Parent or any contract or instrument or applicable Law, including any contract, agreement or arrangement between the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries (on the one hand) and any such Indemnified Executive, any investor or third party (on the other hand). Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive or Parent Indemnified Executive without the prior written consent of such person. The provisions of this Section 4.6 with respect to limitation of liabilities of any Indemnified Executive and Parent Indemnified Executive and advancement of expenses and indemnification that are set forth as of the date hereof in the governing documents of the Company and the Surviving Corporation are incorporated herein by reference and shall continue to apply after the date hereof with respect to the applicable Person(s) in their current or former capacities. The obligations of this Section 4.6 will be binding on the successors and assigns of the Parent and the Surviving Corporation.

4.7 Name. Promptly after the Effective Time, the Parent shall (a) cause the Surviving Corporation to amend its Certificate of Incorporation to change its corporate name to one other than “Adaptin Bio, Inc.” and (b) amend its Certificate of Incorporation to change its corporate name to Adaptin Bio, Inc., or such other name as specified by the Company.

4.8 Parent Board; Amendment of Charter Documents; Corporate Policies. The Parent shall take such actions as are necessary (including the solicitation of approvals by the Board of Directors and the stockholders of the Parent), effective at or prior to the Effective Time, (a) to authorize the Parent’s Board of Directors to consist of five (5) members, (b) to amend and restate its certificate of incorporation to read in its entirety as set forth on Exhibit A hereto in a manner satisfactory to the Company, (c) to amend and restate its bylaws to read in their entirety as set forth on Exhibit B hereto in a manner satisfactory to the Company; and (d) to adopt various corporate policies and charters in a manner satisfactory to the Company.

4.9 Equity Plans. As of the Effective Time, (i) the Board of Directors of Parent shall adopt the equity incentive plan provided to Parent by the Company (the “2025 Plan”) and (ii) the stockholders of the Parent shall adopt the 2025 Plan, subject to effectiveness in accordance with Regulation 14C of the Exchange Act, if applicable. Fifteen percent (15%) of the total number of shares of the Parent Common Stock to be outstanding after completion of the Merger and the final closing of the Private Placement Offering, on a fully diluted basis (assuming exercise or conversion of all then-outstanding Parent Common Stock equivalents), will be reserved for future issuance under the 2025 Plan. The 2025 Plan will provide that the shares of Parent Common Stock reserved for issuance will be subject to increase annually on the first day of each year beginning in 2027, at the discretion of the Administrator (as such term is defined in the 2025 Plan), in an amount equal to the lesser of (a) at the discretion of the Board of Directors, in an amount up to four percent (4%) of the shares of stock outstanding (on an as-converted basis) on the last day of the immediately preceding year, or (b) such number of shares as determined by the Administrator.

4.10 Information Provided to Stockholders. The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of Company Shares in connection with soliciting their approval of the Merger, this Agreement and the related transactions, and the Parent shall prepare, with the cooperation of the Company, information to be sent to the holders of shares of Parent Common Stock in connection with receiving their approval of the Merger, this Agreement and the related transactions. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such party’s stockholders to comply with applicable federal and state securities Laws requirements and other applicable Laws. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the stockholders of each Party. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Laws. The information sent by the Company shall contain the recommendation of the Board of Directors of the Company that the Company Stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and in the best interests of the Company and such holders. The information sent by the Parent shall contain the conclusion of the Board of Directors of the Parent that the terms and conditions of the Merger are advisable and fair and in the best interests of the Parent. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to the Company Stockholders any information with respect to the Parent or its Affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion.

4.11 Securities Exemptions. Each of the Company and the Parent will use its commercially reasonable efforts to solicit from each Company Stockholder and each stockholder of the Parent prior to the Merger, as the case may be, a certification noting whether such stockholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

4.12 Parent Auditor Letter. The Parent shall provide the Parent Auditor with a copy of the Super 8-K and shall request that the Parent Auditor furnish a letter (the “Auditor Letter”) addressed to the Securities and Exchange Commission stating whether the Parent Auditor agrees with the statements made about it by the Parent in the Super 8-K.

4.13 Private Placement. Each of the Company and the Parent shall use commercially reasonable efforts to ensure that the issuance of the Merger Shares to Company Stockholders and the deemed offer and sale of shares of Parent Common Stock to Parent’s stockholders prior to the Merger are each exempt from registration under the Securities Act.

4.14 Failure to Fulfill Conditions. In the event that any of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

4.15 Notification of Certain Matters. At or prior to the Effective Time, each party shall give prompt written notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (b) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder. Without limiting the foregoing, Parent shall give prompt written notice to the Company of the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any Parent Fundamental Representation to be untrue, inaccurate or incomplete after the date hereof in any respect.

4.16 Tax Matters.

(a) From and after the date of this Agreement and until the Effective Time, each Party (i) shall use its commercially reasonable efforts to ensure that the Merger will qualify for the Intended Tax Treatment, and (ii) shall not take any action, cause or permit any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying for the Intended Tax Treatment. Following the Effective Time, none of the Company, the Parent, or any of their respective Affiliates shall take any action, cause or permit any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Intended Tax Treatment from being applicable.

(b) At and after the Effective Time, each of the Parent and the Surviving Corporation covenants and agrees that it:

(i) will maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto of the Parent, the Surviving Corporation, and the Acquisition Subsidiary in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local income Tax Laws);

(ii) will, either directly or through a member of the Parent’s Qualified Group, continue at least one significant historic business line of the Company, or use at least a significant portion of the historic business assets of the Company in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d);

(iii) in connection with the Merger, will not reacquire, and will not permit any person that is a “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to the Parent to acquire, any of the Merger Shares issued in connection with the Merger; and

(iv) will not sell or otherwise dispose of any of the Company assets acquired via the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k).

ARTICLE V. CONDITIONS TO CONSUMMATION OF MERGER

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a) the Company shall have obtained (and shall have provided copies thereof to the Parent) the written consents or approval from (i) all of the members of its Board of Directors and (ii) Company Stockholders holding Company Shares representing (x) at least a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, voting as a single class on an as-converted basis and (y) at least a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger held by disinterested Company Stockholders, voting as a separate class on an as-converted basis, in each case to approve the execution, delivery and performance by the Company of this Agreement and the other Transaction Documentation to which the Company is a party, in form and substance reasonably satisfactory to the Parent;

(b) prior to the Closing, the Company and the Parent shall have in escrow in connection with the Private Placement Offering an amount of cash that equals at least $3,500,002, and the conditions to the closing of such Private Placement Offering shall have been satisfied (other than the consummation of the Merger and those other conditions that, by their nature, will be satisfied at the Closing of the Private Placement Offering) and such amount of gross proceeds shall be unencumbered cash available to the Parent and the Surviving Corporation at the Effective Time (other than as expressly contemplated by this Agreement);

(c) the Company shall have provided evidence reasonably satisfactory to the Parent and the Acquisition Subsidiary of the termination of the Company agreements set forth on Schedule 5.1(c);

(d) the Registration Rights Agreement executed by the parties thereto shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by such parties;

(e) the Parent and Lucius Partners LLC shall each have executed and delivered to the other the Advisory Services Agreement in the form attached hereto as Exhibit D (collectively, the “Lucius Advisory Services Agreement”); and

(f) there is no order of any court or other Governmental Entity pending or in effect restraining or prohibiting the completion of the transactions contemplated hereby.

5.2 Conditions to Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) the Company shall have obtained (and shall have provided copies thereof to the Parent) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices set forth on Schedule 5.2(a);

(b) the representations and warranties of the Company set forth in this Agreement other than the Company Fundamental Representations (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to a specified date, such representation and warranty shall be true and correct as of such specified date), and (ii) the representations and warranties of the Company set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.12 (the “Company Fundamental Representations”) (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time (or in the case of representations and warranties that are made as of a specific date, shall have been true and correct as of such specified date);

(c) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Company shall have delivered to the Parent and the Acquisition Subsidiary a copy of each written consent received from a Company Stockholder consenting to the Merger;

(f) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate executed by the Chief Executive Officer of the Company (the “Company Certificate”) to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (b) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Company) of this Section 5.2 has been satisfied in all respects;

(g) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate executed by the Secretary of the Company, certifying as to (i) true, correct and complete copies of the certificate of incorporation or the by-laws of the Company; (ii) the valid adoption of resolutions of the board of directors and Company Stockholders (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors and the requisite vote of the Company Stockholders); and (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; and (iv) incumbency of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement; and

(h) the Company shall have delivered to the Parent audited and interim unaudited financial statements of the Company pro forma in respect of the Merger, compliant with applicable SEC regulations for inclusion under Item 2.01(f) and/or 5.01(a)(8) of Form 8-K in substantially final form;

(i) no Company Material Adverse Effect shall have occurred since the date of this Agreement;

(j) the Company shall have delivered the Pre-Merger Indemnity Agreement to the Parent, duly executed by the Company; and

(k) the Company shall have delivered to the Parent written evidence reasonably satisfactory to the Parent of the binding of the Pre-Merger D&O Policy.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:

(a) the Parent shall have obtained (and shall have provided copies thereof to the Company) the written consents or approvals of (i) all of the members of its Board of Directors of Parent, (ii) all the stockholders of Parent, (iii) all of the members of the Board of Directors of Acquisition Subsidiary, and (iv) the sole stockholder of Acquisition Subsidiary, in each case to the execution, delivery and performance by each such entity of this Agreement and/or the other Transaction Documentation to which each such entity is a party, in form and substance reasonably satisfactory to the Company;

(b) the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices set forth on Schedule 5.3(b);

(c) (i) the representations and warranties of the Parent and the Acquisition Subsidiary set forth in this Agreement other than the Parent Fundamental Representations (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to a specified date, such representation and warranty shall be true and correct as of such specified date); and (ii) the representations and warranties of the Parent and the Acquisition Subsidiary set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.20, 3.24, 3.25, 3.31, and 3.33 (the “Parent Fundamental Representations”) (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made as of the Effective Time (or in the case of representations and warranties that are made as of a specific date, shall have been true and correct as of such specified date);

(d) each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Board of Directors of the Parent and the stockholders of the Parent shall each have adopted the 2025 Plan (such stockholder approval subject to effectiveness in accordance with Regulation 14C of the Exchange Act, if applicable);

(g) the Parent shall have delivered to the Company a certificate executed by the Chief Executive Officer or President of the Parent (the “Parent Certificate”) to the effect that each of the conditions specified in clause (b) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Parent or the Acquisition Subsidiary) of this Section 5.3 has been satisfied in all respects;

(h) Each of the Parent and Acquisition Subsidiary shall have delivered to the Company a certificate, validly executed by the Secretary of the Parent and the Secretary of the Acquisition Subsidiary, as applicable, certifying as to (i) true, correct and complete copies of its certificate of incorporation and bylaws; (ii) the valid adoption of resolutions of the board of directors and stockholders of the Parent or Acquisition Subsidiary, as applicable (whereby this Agreement, the Merger and the transactions contemplated hereunder were unanimously approved by the board of directors and, if requested, the requisite vote of the stockholders of Parent or the Acquisition Subsidiary, as applicable); (iii) a good standing certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date; (iv) incumbency of the officers of the Parent or the Acquisition Subsidiary, as applicable, executing this Agreement or any other agreement contemplated by this Agreement; and (v) a true, correct and complete list of all stockholders of Parent as of immediately prior to the Effective Time and the shares of Parent Common Stock held by each such stockholder that are then-outstanding, which shares shall equal, in the aggregate, 3,250,000 shares of Parent Common Stock;

(i) the Share Cancellation Agreement executed by the sole stockholder of the Parent concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by such stockholders of the Parent;

(j) the Parent shall have delivered to the Company (i) evidence that the Parent’s Board of Directors is, as of the Effective Time, authorized to consist of five (5) individuals, (ii) evidence of the resignations of all individuals who served as directors and/or officers of the Parent as of immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (iii) evidence of the appointment of the following persons to serve as directors of the Parent effective as of the Effective Time: Michael J. Roberts, Simon C. Pedder, Patrick Gallagher, Anthony Zook, and J. Nick Riehle, and (iv) evidence of the appointment of such executive officers of the Parent to serve immediately following the Effective Time as shall have been designated by the Company, including Michael J. Roberts, PhD, President and Chief Executive Officer; Simon C. Pedder, PhD, Executive Chairman; Timothy L. Maness, CPA, Chief Financial Officer; and L. Arthur Hewitt, PhD, Chief Development Officer;

(k) the Auditor Letter shall have been furnished to the Parent and the Parent shall have delivered a copy of such Auditor Letter to the Company, and the Parent Auditor shall have consented to the filing of the Auditor Letter in the Super 8-K;

(l) the Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by the Company in connection therewith;

(m) the Parent shall have delivered to the Company a payoff letter executed by Lucius Partners Opportunity Fund, LP (the “Debt Holder”) in a form reasonably acceptable to the Company and the Debt Holder (the “Payoff Letter”) setting forth (x) the amount required to pay off the indebtedness owing to the Debt Holder, (y) that upon payment of such amount, the contract with respect to such indebtedness will be terminated and the Parent released therefrom, and (z) the Debt Holder’s commitment to release all liens, if any, that the Debt Holder may hold on the Parent’s assets prior to the Closing Date or an authorization for the Parent to do so;

(n) the Parent shall have delivered the Pre-Merger Indemnity Agreements to the Company, duly executed by the Parent and the Parent Indemnified Executives; and

(o) No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

ARTICLE VI. DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Definition	Section
2025 Plan	4.9
Acquisition Subsidiary	INTRODUCTION
Agreement	INTRODUCTION
Auditor Letter	4.12
Business Day	1.2
Certificate of Merger	1.1(b)
Closing	1.2
Closing Date	1.2
Code	RECITALS
Company	INTRODUCTION
Company Balance Sheet	2.7
Company Balance Sheet Date	2.7
Company Certificate	0
Company Confidential Information	4.4(a)
Company Convertible Notes	2.2
Company Consents	2.3
Company Disclosure Schedule	ARTICLE II
Company Equity Plan(s)	2.2
Company Financial Statements	2.7
Company Material Adverse Effect	2.1
Company Options	1.8
Company Shares Certificates	1.5(d)
Conversion Ratio	1.5(c)
D&O Insurance	4.6(d)
D&O Tail Policy	4.6(d)
Debt Holder	5.3(m)
Defaulting Party	8.13
DGCL	RECITALS
Effective Time	1.1(b)
End Date	7.1(b)
Environmental Law	3.21(d)
Exchange Act	1.13(b)
Excluded Shares	1.5(b)
Fraud	8.14
GAAP	2.1
Governmental Entity	2.4

Indemnified Executives	4.6(b)
IRS	3.12(c)
Laws	2.4
Legal Proceeding	2.10
Lucius Advisory Services Agreement	5.1(e)
Merger	RECITALS
Merger Shares	1.5(c)
Merger Shares Certificates	1.5(d)
Non-Defaulting Party	8.13
Parent	INTRODUCTION
Parent Auditor	3.27
Parent Certificate	5.3(g)
Parent Common Stock	RECITALS
Parent Confidential Information	4.4(d)
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.8
Parent Form 10	3.6
Parent Fundamental Representations	5.3(c)
Parent Indemnified Executives	4.6(c)
Parent Material Adverse Effect	3.1
Parent Options	1.8(a)
Parent Previous Filings	3.6
Parent SEC Filings	3.6
Party	INTRODUCTION
Payoff Letter	5.3(m)
Pre-Merger D&O Policy	4.6(d)
Pre-Merger Indemnity Agreement	4.6(c)
Private Placement Offering	RECITALS
Purchase Price	RECITALS
Qualified Group	3.24(i)
Reasonable Best Efforts	4.1(b)
Registration Rights Agreement	1.13(c)
Representatives	4.4(c)
SEC	1.13(a)
Securities Act	RECITALS
Subsidiary	2.5(a)
Super 8-K	4.3
Surviving Corporation	1.1(a)
Tax Returns	1.14
Taxes	1.14
Transaction Documentation	3.3
Treasury Regulations	RECITALS

ARTICLE VII. TERMINATION

7.1 Termination. Except as provided in Section 7.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:

(a) by the mutual agreement of the Company and the Parent:

(b) by the Company or the Parent if the Closing Date shall not have occurred within ten (10) Business Days after the date hereof (such date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the principal cause of the Merger failing to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by the Company if (i) any Law shall be in effect which has the effect of making the Merger illegal or otherwise prohibits or prevents the consummation of the Merger or (ii) if the consummation of the Merger would violate any final and non-appealable order;

(d) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Parent or the Acquisition Subsidiary contained in this Agreement (excluding conditions that by their nature are to be satisfied at the Closing) such that the conditions set forth in Sections 5.1 or 5.3 for the benefit of the Company would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Parent (or otherwise waived in writing by the Company); provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 5.1 or 5.3 for the benefit of the Company are incapable of being satisfied on or before the End Date; or

(e) by the Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement (excluding conditions that by their nature are to be satisfied at the Closing) such that the conditions set forth in Sections 5.1 or 5.2 for the benefit of the Parent or the Acquisition Subsidiary would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company (or otherwise waived in writing by the Parent and the Acquisition Subsidiary); provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 5.2 or 5.3 for the benefit of the Parent or the Acquisition Subsidiary are incapable of being satisfied on or before the End Date.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of the Parent, the Acquisition Subsidiary or the Company, or their respective representatives, as applicable; provided, however, (i) if this Agreement is terminated by a Party because of a breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s willful or intentional failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies in accordance with this Agreement will survive such termination (provided, however, that a terminating Party may not both (x) terminate this Agreement or pursue such legal remedies and (y) bring or maintain any claim, action, or proceeding for injunction or specific performance as provided in Section 8.13 and (ii) that the provisions of Section 4.4(c), Section 4.4(d), ARTICLE VIII (Miscellaneous) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VII.

ARTICLE VIII. MISCELLANEOUS

8.1 Press Releases and Announcements. Except as expressly contemplated by this Agreement, no Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which shall be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rules (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in ARTICLE I concerning issuance of the Merger Shares is intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.8 concerning indemnification are intended for the benefit of the Indemnified Executives and the Parent Indemnified Executives, respectively, and their respective successors and assigns.

8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the Merger. Notwithstanding anything to the contrary in this Agreement, the Company Disclosure Schedules, schedules and similar documents and instruments delivered pursuant to this Agreement shall not be deemed part of this Agreement for purposes of Section 268(b) of the DGCL, but shall have the effects provided in this Agreement otherwise (including with respect this Section 8.3).

8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

8.5 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and will become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties hereto; it being understood and agreed that all Parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com) will be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement. All counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered and received: (a) when received if given in person with confirmation of receipt (email being sufficient), (b) upon receipt if sent by registered or certified mail or via a reputable nationwide overnight courier service, with postage or delivery fees prepaid and electronic delivery tracking information available, or (c) on the date of transmission if sent by electronic mail or other wire transmission during normal business hours (and if not, on the succeeding Business Day) with non-automated confirmation of receipt (email being sufficient). All notices, requests, demands, claims or other communication hereunder will be addressed as follows:

If to the Company or the Company Stockholders:	Adaptin Bio, Inc.
3540 Toringdon Way, Suite 200, #250
Charlotte, NC 28277
Attention: Michael J. Roberts
E-mail: mroberts@adaptin.com

With copy to (which copy shall not constitute notice hereunder):	Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Donald R. Reynolds
E-mail: dreynolds@wyrick.com

If to the Parent or the Acquisition Subsidiary (prior to the Closing):	Unite Acquisition 1 Corp.
12 E. 49th Street, 11th Floor
New York, NY 10017
Attention: Nathan Pereira, CEO

With copy to (which copy shall not constitute notice hereunder):	Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attention: Barrett S. DiPaolo
Facsimile: 212-930-9725
E-mail: bdipaolo@srf.law

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8 Governing Law. This Agreement must be interpreted and construed in accordance with the internal Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

8.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time, provided that no such amendment shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

8.11 Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR, OR PERSONAL REPRESENTATIVE WILL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED ON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES CONTEMPLATED HEREBY OR REFERENCED HEREIN. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 8.12 HAVE BEEN FULLY DISCUSSED BY THE PARTIES AND WILL BE SUBJECT TO NO EXCEPTIONS.

8.13 Remedies; Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and agree that in the event that any Party shall fail or refuse to consummate the transactions contemplated by this Agreement or if any default under or breach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the transactions contemplated by this Agreement, then in addition to the other remedies provided herein, the other Party or Parties (the “Non-Defaulting Party”) shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance, temporary, preliminary and permanent injunctive relief or other equitable relief to prevent breaches or threatened breaches of any of the provisions of this Agreement from a court of competent jurisdiction. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.

8.14 Survival. Except with respect to any claims for Fraud, the representations or warranties in this Agreement and in any certificate delivered pursuant to this Agreement shall not survive the Effective Time. For purposes of this Agreement, “Fraud” means, with respect to any Person, an actual and intentional common law fraud under the Laws of the State of Delaware (as interpreted by Delaware courts) by such Person in the making of such Person’s representations and warranties set forth in this Agreement, provided, that, for the avoidance of doubt, “Fraud” shall not include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra contractual fraud, or any other fraud or torts based on recklessness or negligence.

8.15 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The use of the masculine, feminine or neuter gender or the singular or plural form of words herein will not limit any provision of this Agreement.

(d) The use of the terms “including” or “include” will in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

(e) Unless the context clearly provides otherwise, the use of the word “or” is inclusive.

(f) Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of this Agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(g) Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

(h) References to Articles, Sections, paragraphs, clauses, Schedules, Annexes or Exhibits will refer to those portions of this Agreement.

(i) The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import will refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Schedule, Annex or Exhibit to, this Agreement unless otherwise specified.

(j) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k) Any reference in this Agreement to “dollars” or “$” means United States dollars.

(l) All references to a specific time of day refer to the specific time of day in the Eastern Time Zone of the United States of America.

(m) Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, but if no corresponding date exists, the measure will be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.

PARENT:

UNITE ACQUISITION 1 CORP.

By:	/s/ Nathan Pereira
Name:	Nathan Pereira
Title:	President and Chief Executive Officer

ACQUISITION SUBSIDIARY:

ADAPTIN ACQUISITION CO.

By:	/s/ Nathan Pereira
Name:	Nathan Pereira
Title:	President

COMPANY:

ADAPTIN BIO, INC.

By:	/s/ Michael J. Roberts
Name:	Michael J. Roberts
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibits

EXHIBIT A

Amended and Restated Certificate of Incorporation of the Parent

EXHIBIT B

Amended and Restated Bylaws of Parent

EXHIBIT C

Form of Pre-Merger Indemnity Agreement

EXHIBIT D

Form of Lucius Advisory Agreement

EXHIBIT E

Form of Certificate of Merger